Exhibit (n)

KPMG LLP Suite 1000 620 S. Tryon Street Charlotte, North Carolina 28202-1842

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 11, 2025, with respect to the financial statements of Axxes Opportunistic Credit Fund, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.

Charlotte, North Carolina

June 11, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.